As filed with the Securities and Exchange Commission on June 25, 2013.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

Registration Statement Under
The Securities Act of 1933

MERGE HEALTHCARE INCORPORATED
(Exact name of Registrant as Specified in its Charter)

DELAWARE	39-1600938
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 E. Randolph Street
24th Floor
Chicago, Illinois	60601-6436
(Address of Registrant’s Principal Executive Offices)	(Zip Code)

MERGE HEALTHCARE INCORPORATED
2005 EQUITY INCENTIVE PLAN
(Full title of the plan)

Jeffery A. Surges
Chief Executive Officer
Merge Healthcare Incorporated
200 E. Randolph Street 24th Floor
Chicago, Illinois 60601-6436
 (Name and address of agent for service)

(312) 565-6868
(Telephone number, including area code of agent for service)

Copy to:
Mark A. Harris, Esq.
Jeffrey R. Shuman, Esq.
Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654-3456

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $0.01 par value per share	2,000,000 shares	$3.40	$6,810,000	$928.88

(1)   Represents 2,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Merge Healthcare Incorporated (the “Registrant”), reserved for issuance under the Merge Healthcare Incorporated 2005 Equity Incentive Plan, as amended (the “Plan”).

(2)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, reorganization, combination or exchange of shares or other similar corporate change, or other transaction effected without receipt or payment of consideration that increases the number of outstanding shares of Common Stock.

(3)   Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act.  The proposed maximum offering price per share is based upon the average of the high and low per share prices for the Common Stock as reported on The Nasdaq Global Select Market on June 21, 2013.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Rule 462 of the Securities Act.

PART I.  PLAN INFORMATION

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In accordance with Instruction E to Form S-8, the information in Items 4-5, 7 and 9 of the registration statement on Form S-8 filed by the Registrant with the Commission on June 1, 2005, SEC file number 333-125386, is hereby incorporated by reference in this Registration Statement and made a part hereof.

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement and made a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Annual Report”), as filed with the Commission on March 11, 2013;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the Commission on May 1, 2013;

(c)	The Registrant’s Current Reports on Form 8-K, as filed with the Commission on April 3, 2013; April 22, 2013; April 29, 2013; May 20, 2013; and June 24, 2013; and

(d)	The description of the Registrant’s common stock set forth in its Registration Statement on Form 8-A, as filed with the Commission on January 9, 1998, including all amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, nothing in this registration statement shall be deemed to incorporate (i) any information provided in documents incorporated by reference herein that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or (ii) any exhibits to the extent furnished in connection with such items.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	For any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	For any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Article VIII of the Registrant’s Bylaws provides in effect that, subject to certain limited exceptions, the Registrant shall exculpate its directors in accordance with Section 102(b)(7) of the DGCL and indemnify its directors and officers to the fullest extent not prohibited by the DGCL. The Registrant’s directors and officers are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 8.	Exhibits.

5	Opinion of Jenner & Block LLP.

23.1	Consent of Jenner & Block LLP (Included in Exhibit 5).

23.2	Consent of BDO USA, LLP.

24	Power of Attorney.

99.1
Merge Healthcare Incorporated 2005 Equity Incentive Plan, as amended (incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Merge Healthcare Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 25, 2013.

MERGE HEALTHCARE INCORPORATED

By:	/s/ JEFFERY A. SURGES
Jeffery A. Surges
Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffery A. Surges	Chief Executive Officer and Director
Jeffery A. Surges	(principal executive officer)	June 25, 2013

/s/ Justin C. Dearborn	President and Director	June 25, 2013
Justin C. Dearborn

*	Chief Financial Officer
Steven M. Oreskovich	(principal financial officer and principal accounting officer)	June 25, 2013

*	Chairman of the Board	June 25, 2013
Michael W. Ferro, Jr

*	Director	June 25, 2013
Dennis Brown

*	Director	June 25, 2013
Matthew M. Maloney

*	Director	June 25, 2013
Richard A. Reck

*	Director	June 25, 2013
Neele E. Stearns, Jr.

*By:	/s/ Justin C. Dearborn
Justin C. Dearborn
Attorney-in-Fact**

**	By authority of the Power of Attorney filed as Exhibit 24 to this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description of Document

5	Opinion of Jenner & Block LLP.

23.1	Consent of Jenner & Block LLP (Included in Exhibit 5).

23.2	Consent of BDO USA, LLP.

24	Power of Attorney.

99.1
Merge Healthcare Incorporated 2005 Equity Incentive Plan, as amended (incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2013).